AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 6th day of March, 2012 (the “Effective Date”) by and between Everett Willard “Will” Gray II, a resident of the State of Texas (“Executive”), and cross border resources, inc., a Nevada corporation having its principal office at 22610 US Hwy 281 North, Suite 218, San Antonio, Texas, 78258 (the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in San Antonio, Texas focused on drilling exploratory and developmental wells in the Permian Basin region of the United States;

WHEREAS, the Company and Executive entered into an employment agreement dated as of the 31st day of January, 2011 (“Employment Agreement”); and

WHEREAS, the Company and Executive have agreed to amend the terms of the Employment Agreement by this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, it is hereby agreed as follows:

1.            Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings set forth in the Employment Agreement.

2.            Interpretation. To the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment shall control.

3.            Amended Sections of the Employment Agreement.

3.01. Section 5.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.1          Termination by the Company. The Company will have the following rights to terminate this Agreement prior to the expiration of the Term:

(a)          Non-Renewal. The Company may elect not to renew this Agreement by the service of written notice to the Executive not less than ninety (90) days prior to the expiration of the Initial Term or not less than thirty (30) days prior to the expiration of any Renewal Term (the “Company Non-Renewal Notice”). In the event the Company timely delivers a Company Non-Renewal Notice to Executive, Executive will be paid his current Annual Base Salary for the remainder of the Initial Term or a Renewal Term, as the case may be, plus a lump sum cash payment for any accrued but unused vacation through the end of the Initial Term or a Renewal Term, as the case may be, in accordance with the Company’s employment policies. Executive shall not be entitled to any further payments or benefits after the effective date of termination.

(b)          Termination without Cause. The Company may terminate this Agreement without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than (i) ninety (90) days after the date of such notice, if such notice is delivered during the Initial Term, and (ii) thirty (30) days after the date of such notice, if such notice is delivered during any Renewal Term (the “Company Termination Date”). In the event Executive is terminated without Cause by the Company (other than for death or Disability) during the Initial Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: a lump sum cash payment in an amount equal to (a) twenty-four months of the Executive’s Annual Base Salary; plus (b) the monetary equivalent of the benefits that would have been provided to Executive for a period of twenty-four (24) months. In the event Executive is terminated without Cause by the Company (other than for death or Disability) during any Renewal Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies.

(c)          Termination for Cause. The Company may terminate this Agreement for Cause by service of written notice of the event constituting Cause, and such Cause continues for a period of thirty (30) days after written notification; provided, however, that in the event Cause cannot or is unable to be cured, then subject to this subsection (b), termination for Cause shall happen immediately following delivery of written notice. In the event this Agreement is terminated by the Company for Cause, the Company will not have any further obligations towards Executive hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination. For purposes of this Agreement, “Cause” shall mean any of the following: (1)  an intentional act of fraud, embezzlement, theft or any other material violation of law by Executive; (2)  grossly negligent or intentional damage to the Company’s reputation or assets caused by Executive; (3) grossly negligent or intentional disclosure by Executive of Confidential Information (as defined below) contrary to Executive’s obligations set forth herein; (4) the willful and continued failure by Executive to substantially perform required duties for the Company (other than as a result of Disability or death); (5) a material breach of this Agreement by Executive; or (6) the willful engagement in illegal conduct, gross misconduct by Executive, or a clearly established violation by Executive of the Company’s written policies and procedures, which is demonstrably and materially injurious to the Company, monetarily or otherwise. Any termination for Cause must be approved by a majority of the disinterested or independent members of the Board of Directors. If written notice has been delivered to Executive alleging termination for Cause, Executive will have the right to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors, at which meeting Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of the Company’s written notice, any termination of this Agreement will be deemed to have occurred without Cause during the Initial Term.

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3.02       Subsection (c) of 5.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c)          Termination for Good Reason. Executive may terminate this Agreement for Good Reason by service of written notice of the event constituting Good Reason, and such Good Reason continues for a period of thirty (30) days after written notification; provided, however, that in the event such Good Reason cannot or is unable to be cured, then, subject to this subsection (b), termination for Good Reason shall happen immediately following delivery of written notice. Notice shall be provided within one (1) year of the date of the event constituting Good Reason occurred. In the event Executive terminates this Agreement for Good Reason during the Initial Term, then Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) twenty-four months of the Executive’s Annual Base Salary; plus (b) the monetary equivalent of the benefits that would have been provided to Executive for a period of twenty-four (24) months. In the event Executive terminates this Agreement for Good Reason during any Renewal Term, the Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies. For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) a material diminution in Executive’s authority, duties, or responsibilities (including reporting responsibilities), except in connection with the termination of his employment for Cause, or as a result of his Disability or death; (2) a material diminution in Executive’s Annual Base Salary, except in the case of consent or in the case the Company had a net loss for the previous fiscal year; (3) the Company requiring Executive (without the consent of Executive) to be based at any place outside a fifty (50) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on the Company’s business; (4) any material breach by the Company of any provision of this Agreement; or (5) any purported termination of Executive’s employment for Cause by the Company which does not otherwise comply with the terms of this Agreement. If written notice has been delivered to the Company alleging termination for Good Reason, the Board of Directors of the Company will have the right to request a meeting with Executive to be held at a mutually agreeable time and location, at which meeting the Company and Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of Executive’s written notice, any termination of this Agreement by Executive will be deemed to have occurred without Good Reason.

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3.03         Section 5.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.3          Termination After Corporate Transaction. If during the Initial Term of this Agreement a Corporate Transaction (as hereafter defined) occurs, then Executive will be entitled to a severance payment within ten (10) days of the Corporate Transaction, as if he had been terminated without Cause. Executive’s right to the foregoing payment shall not be in addition to any payment Executive may be entitled to but in lieu of such payment.

(a)          For the purpose of this Agreement, a “Corporate Transaction” means the occurrence of any of the following:

(1)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(2)          The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(3)          The consummation of a reorganization, merger, or consolidation of the Company (a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the surviving company’s outstanding shares of common stock or the combined voting power.

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(4)          The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(5)          A sale, disposition or liquidation of at least 50% of the Company’s assets.

3.04          Section 5.7 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Executive's entitlement to the benefits provided in this Section 5 are contingent on Executive delivering to the Company and not revoking a Separation Agreement and General Release, the form of which is attached hereto as Exhibit B (with removal of those provisions which may not be applicable given the circumstances of the payment).

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4.          Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original and taken together shall be considered as one document. Further, this document may be executed by facsimile signature and Company and Executive hereby acknowledge their intent to be bound by the facsimile signatures the same as if they are original signatures.

5.          Agreement Effective. Except as herein modified, all terms and conditions of the Employment Agreement shall remain in full force and effect, shall not be considered amended or modified except as is specifically set forth in this Amendment and are herby ratified and confirmed in all respects.

6.          Ratification. Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect, in accordance with its terms, and Company and Executive hereby expressly ratify, confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to the Employment Agreement, as modified by this Amendment, and the same shall constitute valid and binding agreements of each party, enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CROSS BORDER RESOURCES, INC.

By: /s/ Brad Heidelberg
Brad Heidelberg
Director and Chair of the Compensation Committee

EXECUTIVE

/s/ Everett Willard Gray II
Everett Willard “Will” Gray II

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